UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2016

Crypto-Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-200760	32-0439333
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

19F, Lianhe Tower, 1069 Nanhai Ave,

Nanshan District, Shenzhen, 518000, China

(Address of Principal Executive Offices) (Zip Code)

(86) 75586961406

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

Effective December 14, 2016, , Crypto-Services, Inc. (the “Company”) has executed a Sale and Purchase Agreement (the Agreement”) to acquire 100% of the shares and assets of DaXingHuaShang Investment Group Limited, (“DIGL”) a company incorporated under the laws of Republic of Seychelles. Pursuant to the Agreement, Crypto-Services, Inc. has agreed to issue Three Hundred Million shares of CRYT to DIGL to acquire 100% of the shares and assets for a cost of US$12 million reflecting the value of the rights, titles and interests in the business assets and all attendant or related assets of DIGL. Both partied agree that this share issuance by CRYT represents payment in full of the US$12 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective December 14, 2016, Crypto-Services, Inc. (the “Company”) has accepted the resignation of Mr. Shen Zinlong from the position of President, Secretary and Treasurer. He will remain on the Board as a Director.

Also effective December 14, 2016, the company announced the appointment of Mr. Lin Yumin to the Board of Directors in the position of President, Secretary and Treasurer. He will also serve as a Director.

From July 1987 to April 1992 Mr. Lin worked as a manager at the LuChengXinChao Furniture Factory. From April 1992 to April 1999 he was a manager at the Shangying Business Development Company in Guangdong, China and from April 1993 to April 1999 he worked to establish the Huizhou Branch of Shangying Business Development Company located in Guangdong). He was the company’s operations manager and was also responsible for selling construction steel products. From April 1999 to May 2011 he was the General Manager of the Dongguan Saite Building Material Company. From May 2011 to the present he has served as chairman to Dongguan France Vin Tout Co., Ltd., located in Dongguan, Guangdong, China. Additionally, from November 2015 to the present, he has served as chairman at the Shenzhen DaxingHuashang Liquor Culture Company in the Nanchang District, Shenzhen, China.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.01 Sale and Purchase Agreement for the Acquisition of 100% of the shares and assets of DaXingHuaShang Investment Group Limited. Dated December 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2016

Crypto-Services, Inc.

/s/ Lin Yumin
Lin Yumin
President, Secretary, Chief Executive Officer, Director